Exhibit T3B-54

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEATHERFORD U.S. HOLDINGS, L.L.C.

This Third Amended and Restated Limited Liability Company Agreement is made and adopted on this 21th day of April 2016 (the “Agreement”), for the organization and operation of Weatherford U.S. Holdings, L.L.C. (the “Company”), a Delaware limited liability company formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”). This Agreement amends and restates in its entirety that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated December 9, 2009, including all amendments thereto (the “Prior LLC Agreement”).

PRELIMINARY STATEMENT

WHEREAS, in connection with an internal restructuring (Project Simplification) of certain subsidiaries of Weatherford international plc, an Irish public company and indirect parent of the Company, multiple transfers and mergers occurred ultimately affecting the members of the Company and their respective ownership interests;

WHEREAS, in order to reflect the current members of the Company, current ownership interests and to combine various amendments to the Prior LLC Agreement, the Members desire to adopt this Agreement;

WHEREAS, the Members agree that their respective rights, powers, duties and obligations as Members of the Company, and the management, operations and activities of the Company, shall be governed by this Agreement.

AGREEMENT

The Members, intending to be legally bound, agree as follows:

1.                                      Name. The name of the limited liability company continued hereby is Weatherford U.S. Holdings, L.L.C.

2.                                      Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Act.

3.                                      Registered Office. The registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A.

4.                                      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A.

5.                                      Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at 2000 St. James P1., Houston, Texas 77056, U.S.A.

6.                                      Current Members. The name, business or mailing address and Shares of the Members (each as defined below) of the Company are set forth on Schedule A.

7.                                      Shares. The capital of the Company will be represented by shares. The term “Shares” as used in this Agreement shall be a measure of ownership interest in the Company and shall represent a limited liability company interest and all rights, powers, and obligations possessed by a member of the Company under the Act and this Agreement. Shares may be common shares or preferred shares and may be in one or more classes or series, voting or non-voting. “Preferred Shares” as used in this Agreement may be designated by the Members. Preferred Shares shall have all rights, preferences, privileges, qualifications, limitations and restrictions as determined by the Members. Any Shares shall include such rules and regulations as deemed appropriate by the Members concerning the issuance and registration of Shares, including the issuance of certificates representing Shares. Unless the Member resolves otherwise, Shares will be issued with certificates. Each outstanding Share shall be entitled to one vote on each matter submitted to a vote at any meeting of the Members unless the designation with respect to the class or series of Shares provides otherwise.

Any person to whom all or a part of a Share is transferred shall become a member of the Company within the meaning of the Act (a “Member”) upon such transfer. Alternatively, a person or entity may become a Member upon the approval of all of the Members of the Company. A person shall cease to be a Member when all of such person’s Shares have been conveyed to another person.

8.                                      Capital and Capital Contributions. The amount of the consideration so determined to be capital with regards to any Shares shall be the stated capital of such shares (the “Capital”). The Capital of the Company may be increased from time to time by resolution of the Members directing that a portion of the net assets of the Company in excess of the amount so determined to be Capital be transferred to the capital account. The Member may direct that the portion of such net assets so transferred shall be treated as Capital in respect of any Shares of the Company of any designated class or classes. The excess, if any, at any given time, of the net assets of the Company over the amount so determined to be Capital shall be surplus (the “Surplus”). Net assets means the amount by which total assets exceed total liabilities. Capital and surplus are not liabilities for this purpose.

The Members shall make capital contributions to the Company at such times and in such amounts as determined by the Members. The capital contributions of the members shall be recorded in the books and records of the Company.

9.                                      Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2, including any and all powers set forth in the Act.

10.                               Term. The term of the Company shall commence on the date of the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall be perpetual, unless the Company is dissolved pursuant to Section 15.

11.                               Management.

11.1                        Management by Managers.

(a)                                 The Company shall be managed by “managers” (as such term is used in the Act) according to the remaining provisions of this Section 11 and, except with respect to certain consent or approval requirements provided in this Agreement, no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as described in the preceding sentence, the business and affairs of the Company shall be managed by the Managers elected in accordance with Section 11.2 acting exclusively through the Board of Managers of the Company (the “Board”) in accordance with this Agreement. Under the direction of the Board, the day-to-day activities of the Company may be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of the Agreement, the Board and the Officers (subject to Section 11.5 and the direction of the Board) shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (iii) the merger or other combination or conversion of the Company with or into another person; (iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vi) the distribution of Company cash; (vii) the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, . accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of such insurance for the benefit of the Company as it deems necessary or appropriate; (ix) the acquisition or disposition of assets; (x) the formation of, or acquisition of assets of or an interest in, or the contribution of property to, any person; (xi) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (xii) the indemnification of any person against liabilities and contingencies to the extent permitted by law and this Agreement and (xiii) the issuance of previously authorized Shares,

(b)                                 Notwithstanding the general authority of the Managers (as hereinafter defined), the following items shall require the prior affirmative consent of the Members: (i) borrowing of money and/or refinancing above USD100 million by the Company, (ii) the sale or disposition of all or substantially all of the assets of the Company, and (iii) the voluntary bankruptcy or dissolution of the Company.

11.2                        Board of Managers,

(a)                                 Composition; Initial Managers. The Board shall consist of one (1) natural person who cannot be a Member (the “Manager”). The Board (and the Manager) shall consist of the person listed on Schedule B. Any successor or substituted Managers shall be elected as provided in Section 11.2(b). Subject to any limitations specified by law, the number of Managers may be increased or decreased by resolution adopted by a majority of the Managers then in office. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. For such period that the Board consists of only one Manager, the actions and decisions of such Manager shall be deemed to be the actions and decisions of the Board without necessity of further action, meeting, approval or adoption of resolutions.

(b)                                 Election and Term of Office. The Managers shall be elected at any annual or any special meeting of the Members (except as otherwise provided in this Agreement). Each Manager elected shall hold office until his successor shall be elected at a meeting of the Members and shall qualify, or until his death, resignation or removal in the manner hereinafter provided.

(c)                                  Resignation. Any Manager may resign at any time by giving written notice to the chief executive officer or the President of the Company. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d)                                 Removal. At any special meeting of the Members called expressly for that purpose, any Manager or Managers, including all of the Managers, may be removed, either with or without cause, and another person or persons may be elected to serve for the remainder of his or their term by a vote of a majority of the Members entitled to vote at an election of Managers. In case any vacancy so created shall not be filled by the Members at such meeting, such vacancy may be filled by the Managers as provided in Section 11.2(e). Whenever the holders of any class or series of membership interests are entitled to elect one of more Managers by the provisions of this Agreement, only the holders of that class or series of membership interests shall be entitled to vote for or against removal of the Managers elected by the holders of that class or series of membership interests.

(e)                                  Vacancies. Any vacancy occurring in the Board (except by reason of an increase in the number of Managers) may be filled in accordance with subsection (b) of this Section or may be filled by the affirmative vote of a majority of the remaining Managers though less than a quorum of the Managers or by a sole remaining Manager, A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any vacancy occurring in the Managers or any managerial position to be filled by reason of an increase in the number of Managers may be filled by election at an annual meeting of Members or special meeting of Members called for that purpose. Notwithstanding the foregoing, whenever the holders of any class or series of Shares are entitled to elect one or more Managers by this Agreement, any vacancies, and any newly created Managers of such class or series to be filled by reason of an increase in the number of such Managers, may be filled by the affirmative vote of a majority of the Managers elected by such class or series then in office or by the sole remaining Manager so elected, or by the vote of the holders of the outstanding membership interests of such class or series, and such vacancy shall not in any case be filled by the vote of the remaining Managers or the membership interests as a whole.

(f)                                   Quorum; Required Vote for Board Action. At all meetings of the Managers, the presence of a majority of the number of Managers fixed by or in accordance with this Agreement shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the Managers at any meeting at which a quorum is present shall be the act of the Managers unless the act of a greater number is required by law, the Certificate or this Agreement If a quorum shall not be present at any meeting of Managers, the Managers present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.

(g)                                  Location: Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution, At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(h)                                 Meetings of the Board. Regular meetings of the Board shall be held at such places as shall be designated from time to time by resolution of the Board. Special meetings of the Board may be called by the Chairman of the Board (if any), the President or, upon written request of any Manager, by the Secretary. The notice of any such special meeting shall state the purpose or purposes of such meeting. Unless determined by the Board pursuant to resolution, notice of any meeting (whether the first meeting, a regular meeting or a special meeting) shall not be required.

(i)                                     Compensation. Managers, in their capacity as such, shall receive such compensation, if any, for their services as the Board shall determine. In addition, the Managers shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as such.

11.3                        Meetings of the Members.

(a)                                 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.

(b)                                 Quorum; Required Vote for Member Action; Adjournment of Meetings.

(i)                                     Except as expressly provided otherwise by this Agreement, a majority, present in person of represented by proxy, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of the holders of a majority of the Shares, if any have been authorized and issued, or, if no Shares have been authorized and issued, then of holders of a majority of the limited liability company interests held by all of the members of the Company, so present or represented at such meeting at which a quorum is present and entitled to vote thereat shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.

(ii)                                  Notwithstanding any other provision in this Agreement to the contrary, the chairman of the meeting of Members or holders of a majority of the Shares, if any have been authorized and issued, or, if no Shares have been authorized and issued, then of holders of a majority of the limited liability company interests held by all of the members of the Company, present in person or represented by proxy and entitled to vote thereat, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty days, or if subsequent to the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally called.

(c)                                  Annual Meetings. An annual meeting of the Members for the election of Managers to succeed those Managers serving on the Board whose terms expire and for the transaction of such other business as may properly be considered at the meeting, may be, but is not required to be, held at such place, within or without the State of Delaware, on such date, and at such time as the Board shall fix and set forth in the notice of the meeting. If the Board has not fixed a place for the holding of the annual meeting of Members in accordance with this Section 11.3, such annual meeting shall be held at the principal place of business of the Company.

(d)                                 Special Meetings.

(i)                                     Special meetings of the Members for any proper purpose or purposes may be called at any time by the Chairman of the Board (if any), the Board, the President or the holder(s) of at least 10% of the Shares, if any have been authorized and issued, or, if no Shares have been authorized and issued, then holders of at least 10% of the limited liability company interests held by all of the Members, entitled to vote at the proposed special meeting.

(ii)                                  If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting shall be the date any Member first signs the notice of that meeting. Only business within the proper purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

11.4                        Provisions Applicable to All Meetings.

In connection with any meeting of the Board or the Members, the following provisions shall apply:

(a)                                 Place of Meeting. Any such meeting shall be held at the. principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Delaware.

(b)                                 Waiver of Notice Through Attendance. Attendance of a person at such meeting (including pursuant to Section 11.4(e)) shall constitute a waiver of notice of such meeting, except where such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)                                  Proxies. A person may vote at such meeting by a written proxy executed by that person and delivered to the Secretary of the Company or to another Manager, in the case of Managers, or to another Member, in the case of the Members. A proxy shall be revocable unless it is stated to be irrevocable.

(d)                                 Action by Written Consent. Subject to compliance with the notice requirements set forth in this Agreement, to the extent applicable to the particular meeting, any action required or permitted to be taken at such a meeting may be taken without a meeting, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Managers or the Members, as applicable, having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Managers or the Members, as applicable, entitled to vote on the action were present and voted.

(e)                                  Meetings by Telephone. The Managers or the Members, as applicable, may participate in and hold meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

11.5                                Officers.

(a)                                 Generally. The Board may appoint certain agents of the Company, as set forth below in this Section 11.5, to be referred to as “Officers” of the Company. Unless otherwise provided by resolution of the Board, the Officers shall have the titles, power, authority and duties described below in this Section 11.5.

(b)                                 Number, Titles and Term of Office. The officers of the Company may include any one or more of the following: a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and, if the Board so elects, a Chairman of the Board and such other officers as the Board may from time to time elect or appoint. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. Except for the Chairman of the Board, if any, no officer need be a Manager.

(c)                                  Salaries. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Board.

(d)                                 Removal. Any Officer elected or appointed by the Board may, subject to any contractual obligations of the Company with respect to such officer, be removed, either with or without cause, by the vote of a majority of the whole Board at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contractual rights.

(e)                                  Vacancies. Any vacancy occurring in any office of the Company may be filled by the Board.

(f)                                   Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Company unless the Board designates the Chairman of the Board or other officer as the chief executive officer. Subject to the control of the Board and the other terms of this Agreement, the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; subject to Section 9.1, he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for Shares of the Company; and he shall have such other powers and duties as may be assigned to him from time to time by the Board.

(g)                                  Powers and Duties of the Chairman of the Board. The Chairman of the Board (if any) shall preside at all meetings of the Members and of the Board; and he shall have such other powers and duties as may be assigned to him from time to time by the Board.

(h)                                 Powers and Duties of the President. Unless otherwise determined by the Board, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and he shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the Members and of the Board; and the President shall have such other powers and duties as may be assigned to him from time to time by the Board.

(i)                                     Vice Presidents. Each Vice President shall perform such duties and have such powers as the Board may from time to time prescribe. In addition, in the absence of the Chairman of the Board (if any) and the President or in the event of their inability or refusal to act, a Vice President designated by the Board or, in the absence of such designation, the Vice President who is present and who is senior in terms of time as a Vice President of the Company, shall perform the duties of the Chairman of the Board (if any) and the President, as the case may be, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board (if any) and the President, as the case may he; provided, however, that such Vice President shall not preside at meetings of the Board unless he is a Manager.

(j)                                    Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as may be prescribed from time to time by the Board. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board; the Treasurer shall, if required by the Board, give such bond for the faithful discharge of his duties in such form as the Board may require.

(k)                                 Assistant Treasurers. Each Assistant Treasurer (if any) shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the Treasurer, the chief executive officer or the Board. The Assistant Treasurers shall exercise the powers of the Treasurer during the Treasurer’s absence or inability or refusal to act.

(l)                                     Secretary. The Secretary shall keep the minutes of all meetings of the Board and of the Members in books provided for such purpose; he shall attend to the giving and serving of all notices; he may in the name of the Company affix the seal (if any) of the Company to all contracts of the Company and attest thereto; he may sign, with the other appointed Officers all certificates for Shares; he shall have charge of the certificate books, Share transfer books and Share ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any Manager upon application at the office of the Company during business hours; he shall have such other powers and duties as may be prescribed from time to time by the Board; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board.

(m)                             Assistant Secretaries. Each Assistant Secretary (if any) shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the chief executive officer, the Board or the Secretary. The Assistant Secretaries may sign with the other appointed Officers all certificates for Shares and shall exercise the powers of the Secretary during the Secretary’s absence or inability or refusal to act.

(n)                                 Action with Respect to Securities of Other Companies. Unless otherwise determined by the Board, the chief executive officer shall have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of any other company, or with respect to any action of security holders thereof, in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other company.

12.                               Distributions.

(a)                                 The Members may declare a distribution upon the Shares either (1) out of its Surplus or (2) in case there shall be no such Surplus, out of its net profits for the fiscal year in which the distribution is declared and/or the preceding fiscal year.

(b)                                 If the Capital of the Company is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the Capital represented by the issued and outstanding Shares having a preference upon the distribution of assets, the Members shall not declare and pay out of such net profits any distribution upon any Shares until the deficiency in the amount of Capital represented by the issued and outstanding Shares having a preference upon the distribution of assets shall have been repaired.

(c)                                  All distributions shall be subject to Sections 18-607 and 18-804 of the Act and other applicable laws.

(d)                                 Upon dissolution and winding-up of the Company, liquidating distributions will be made in accordance with Section 16 hereof.

13.                               Redemption. The Company may redeem its Shares subject to the following limitations:

(a)                                 The Company shall not redeem its Shares for cash or other property when the Capital is impaired or when such purchase or redemption would cause any impairment in the Capital or if such redemption would violate the Act or applicable law.

(b)                                 The Company may redeem out of Capital any of its Shares which are entitled upon any distribution of its assets, whether by distribution or in liquidation, to a preference over any of its own Shares, if such Shares will be retired upon their acquisition and the capital of the corporation reduced.

(c)                                  The Company may not purchase any of its Shares for more than the price at which they may be redeemed.

(d)                                 Immediately following a redemption of Shares, the Company shall always have outstanding one or more Shares, which Share, or Shares together, shall have the full voting powers.

(e)                                  The Company may resell any of its Shares redeemed out of surplus and which have not been retired, for such consideration as shall be fixed by the Member.

(f)                                   A redemption of Shares shall be considered a return to Capital.

(g)                                  Shares which have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date on which written notice of redemption has been sent to the holders thereof and a sum sufficient to redeem such Shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the Shares.

14.                               Indemnification.

(a)                                 To the fullest extent permitted by law, the Members and the officers, directors, managers and employees of the Company or an affiliate thereof (individually, an “Indemnitee”) may, upon approval of the Members, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as a member of the Company or an officer, director, manager or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a member of the Company or an officer, director, manager or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law if the Company were a corporation formed under such laws.

(b)                                 The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)                                  Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) may, to the maximum extent that would be permitted under Delaware law if the Company were a corporation formed under such laws, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 14(a).

(d)                                 The indemnification provided in this Section 14 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

15.                               Dissolution.

(a)                                 The Company will be dissolved only upon the occurrence of any of the following events:

(i)                                     by the unanimous written decision of the Members;

(ii)                                  any time there are no members of the Company unless the Company is continued in accordance with the Act; or

(iii)                               upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b)                                 Dissolution of the Company will be effective on the day on which an event described in Section 15(a) occurs, but the Company will not terminate until after the assets of the Company are distributed as provided in Section 16, winding up of the Company is complete and a certificate of cancellation is filed with the Secretary of State of the State of Delaware. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members with respect to the Company will continued to be governed by this Agreement.

16.                               Winding-Up, Liquidation and Distribution of Assets. Upon dissolution, an accounting will be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member will:

(a)                                 sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b)                                 discharge or otherwise satisfy all liabilities of the Company, including liabilities to. the Member as a creditor of the Company to the extent permitted by law, excluding liabilities for distributions to Members; and

(c)                                  distribute all remaining assets to the Member.

17.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18.                               Amendments. This Agreement may not be modified, altered, supplemented or amended other than by approval of holders of a majority of the Shares in the Company; provided, that any modification, alteration, supplement or amendment to any provision of this Agreement that requires the act of holders of more than a majority of Shares must be approved by Members holding Shares representing no less than the number of Shares required to approve such act; provided, further, that the Company may amend and restate Schedule A to this Agreement from time to time to reflect the current membership of the Company.

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IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Agreement on the date first set forth in this Agreement.

WEATHERFORD INTERMEDIATE HOLDINGS (WOTME) LTD.

/s/ Mohammed Dadhiwala
Name:	Mohammed Dadhiwala
Title:	Director

WEATHERFORD INTERMEDIATE HOLDINGS (WSL) LTD.

/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Director

WEATHERFORD HOLDINGS U.S. LLC

/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Vice President

WEATHERFORD/LAMB, INC.

/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Vice President

SCHEDULE A

MEMBERS	SHARES
Weatherford Intermediate Holdings (WOTME) Ltd.	31,767.6140
Clarendon House, 2 Church Street	Series A
Hamilton, HM11, Bermuda	Preferred
Shares

Weatherford Intermediate Holdings (WSL) Ltd.	28,762.6309
Romasco Place, Wickhams Cay 1	Series A
PO Box 3140	Preferred
Road Town, Tortola	Shares
British Virgin Islands, VG 1110

Weatherford Holdings U.S. LLC	6,537,986.000
2000 St. James Pl.
Houston, TX 77056

Weatherford/Lamb, Inc.	1,156,163.000
2000 St. James Pl.
Houston, TX 77056

SCHEDULE B

Sole Manager

Charity R. Kohl